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                                                                    EXHIBIT 10.2

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT (this "Agreement") dated as of January 5, 2005 (the "Effective Date"), between ENZON PHARMACEUTICALS, INC. (the "Company"), a Delaware corporation with offices in Bridgewater, New Jersey, and CRAIG A. TOOMAN (the "Executive"), a resident of Texas.

                                   BACKGROUND

         A. The Company is a biopharmaceutical company engaged in developing advanced therapeutics for life threatening diseases.

         B. The Executive has experience as an executive in the biopharmaceutical industry.

         C. The Company wishes to employ the Executive to render services for the Company on the terms and conditions set forth in this Agreement, and the Executive wishes to be retained and employed by the Company on such terms and conditions.

                                      TERMS

         In consideration of the foregoing premises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1. Employment. The Company hereby employs the Executive, and the Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

         2. Term. The term of the Executive's employment hereunder (the "Term") shall commence on the Effective Date, and unless terminated at an earlier date in accordance with Section 9 hereof, and shall extend through the third anniversary of the Effective Date, subject to automatic renewal for an additional twenty-four (24) months, unless either party hereto receives written notice from the other party no later than ninety (90) days prior to the third anniversary of the Effective Date (a "first term notice of non-renewal") that such other party does not wish for the term hereof to continue beyond the third anniversary of the Effective Date, in which event the term hereof and the Executive's employment shall end at 5:00 PM on the third anniversary of the Effective Date. If neither party provides a first term notice of non-renewal prior to the third anniversary of the Effective Date, then the Term and the Executive's employment shall extend until 5:00 PM Eastern Time on the earlier of
(a) the fifth (5th) anniversary of the Effective Date and (b) the date that is twelve (12) months following the date on which either party hereto receives written notice (an "extension term notice of non-renewal") from the other party that such other party does not wish for the term hereof to continue beyond such twelve (12) month notice period. For the purposes of this Agreement, a "first term notice of non-renewal" and an "extension term notice of non-renewal" shall be referred to collectively as a "notice of non-renewal."

         3. Position and Duties.

         (a) Service with Company. During the Term, the Executive agrees to perform such employment duties for the Company in an executive and managerial capacity commensurate with the position of Executive Vice President of Strategic Planning and Corporate Communications of the Company. As Executive Vice President of Strategic Planning and Corporate Communications, the Executive shall have the authority, duties and responsibilities associated with this position, including, without limitation, the authority and duty generally to supervise and direct the strategic planning, investor and public relations business of the Company as well as such additional duties consistent with his position as assigned by the Chief Executive Officer, reporting to the Chief Executive Officer, and subject to the control and direction of the Chief Executive Officer of the Company, the Board of Directors of the Company (the "Board"), or any duly authorized Committee of the Board.
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         (b) Performance of Duties.

                  (i) The Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Company during his employment by the Company.

                  (ii) The Executive has provided the Company with a draft of a Consulting Agreement between the Executive and Genzyme Oncology ("Genzyme") (such draft substantially in the form as previously sent to the Company being the "Consulting Agreement"), which, to the best of the Executive's knowledge, is the only agreement that could arguably restrict or interfere with his employment activities subsequent to the termination of his employment with his former employer. Company agrees that the execution by the Executive of and the performance by the Executive of his obligations under the Consulting Agreement shall not constitute a breach of this Agreement, and Company specifically authorizes the Executive to fulfill the terms of the Consulting Agreement.

                  (iii) The Executive agrees that he will not use on behalf, or for the benefit, of the Company, or disclose to the Company, any confidential information of or concerning his former employer or Genzyme. It is the Company's intention that the Executive not breach any confidentiality agreement to which he is party, including, without limitation, any such agreement he may have with his former employer or Genzyme. The Executive will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement other than pursuant to the terms of the Consulting Agreement.

                  (iv) While he remains employed by the Company, the Executive may participate in reasonable charitable activities and personal investment activities so long as such activities do not conflict or interfere with the performance of his obligations under this Agreement.

         (c) The Executive's Representations and Warranties. The Executive represents and warrants to the Company that his entering into and performing this Agreement will not constitute a breach of any employment, consulting, non-competition or other agreement to which he is a party or any other obligation of the Executive (including, without limitation, the Consulting Agreement). The Executive represents and warrants to the Company that he has not been debarred under the Generic Drug Enforcement Act of 1992 (Sections 306-308 of the Federal Food, Drug and Cosmetic Act) nor has the Executive received notice of action or threat of action of debarment. The Executive shall comply with the Company's material policies governing the conduct of senior executives, including, without limitation, its Substance Abuse Policy, during the Term.

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         4. Compensation.

         (a) Base Salary. The Company shall pay to the Executive, less applicable deductions and withholdings, base salary (the "Base Salary") at an annual rate of Three Hundred Fifteen Thousand Dollars ($315,000) per year, which Base Salary shall be paid in accordance with the Company's normal payroll procedures and policies for its senior management. The compensation payable to the Executive during each fiscal year of the Company beginning after the Effective Date shall be established by the Board or the Compensation Committee thereof following an annual performance review, but in no event shall the annual rate of Base Salary for any successive year of the Term be less than the highest annual rate of Base Salary in effect during the previous year of the Term.

         (b) Annual Bonus. The Executive shall be entitled to participate in the Company's bonus plan for management and any successor bonus plan covering management with respect to each fiscal year of the Company ending during the Term (the "Bonus Plan"). Under the Bonus Plan, the Executive shall be eligible to receive a performance-based cash bonus for each fiscal year ending during the Term in an amount, and based on objective individual and/or corporate objectives, targets and factors (and evaluation as to the extent of achievement thereof), to be established and determined by the Board in its discretion following consultation between the Chief Executive Officer and the Executive prior to, or within sixty (60) days after the commencement of, each fiscal year. Under the Bonus Plan for the Executive, (i) the minimum cash bonus shall be zero
(0), (ii) the target cash bonus shall equal 50% of the Base Salary (the "Target Bonus"), and (iii) the maximum cash bonus shall equal 82.5% of Base Salary. In addition to the foregoing amounts, within five (5) days after Executive's first day of employment, the Company shall pay to Executive a bonus in cash in the amount of $125,000.

         (c) Participation in Benefit Plans; Indemnification. While he is employed by the Company, the Executive shall also be eligible to participate in any incentive and employee benefit plans or programs which may be offered by the Company to the extent that the Executive meets the requirements for each individual plan and in all other plans in which Company executives participate. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and, except as provided at Section 10 hereof, the Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. During the Executive's employment with the Company, and thereafter, the Company shall indemnify the Executive and hold him harmless from and against any claim, liability and expense (including, without limitation, reasonable attorney fees) made against or incurred by him in connection with his employment by the Company, and cover him under a policy of directors and officers liability insurance, in a manner and to an extent that is not less favorable to the Executive as the indemnification protection, and liability insurance coverage, that is afforded by the Company to any other senior officer or director.

         (d) Expenses. The Company will pay or reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the Company's normal policies for expense verification.

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                  (i) The Company shall also reimburse Executive for the
         reasonable and necessary costs of relocating his household goods and vehicles and personal effects from San Antonio and other reasonable and necessary moving and interim housing expenses incurred in connection with the move of Executive and his family from San Antonio, Texas to the New Jersey area. Such reasonable and necessary moving and interim housing expenses shall include, but not be limited to (1) realtor commissions and customary closing costs in connection with the sale of his home in Texas and interim loan closing costs and permanent loan closing costs relating to the acquisition of his home in the New Jersey area, (2) interest payments on the mortgage loan relating to his home in Texas until his home in Texas shall have been sold and (3) extra or redundant costs (other than the principal payments on his mortgage loan relating to his home in Texas) associated with, or incurred in connection with, the continued ownership of his home in Texas pending its sale. In addition, the Company shall provide an additional payment to Executive such that after taking into account any taxes on such payment, Executive shall retain a sufficient amount equal to any income tax liability incurred by Executive in connection with the foregoing payments and reimbursements under this subparagraph (d)(i). If the Executive voluntarily terminates his employment for Good Reason (defined below), he shall not be obligated to repay any amount provided to the Executive under this Section 4(d)(i). In the event of any inconsistency between this Agreement and the Company's relocation policy, this Agreement shall control.

         (e) Stock Options. Subject to the Executive commencing his employment hereunder as the Company's Executive Vice President of Strategic Planning and Corporate Communications on the Effective Date, the Executive shall be granted options to purchase shares of common stock of the Company ("Common Stock") pursuant to the Company's 2001 Incentive Stock Plan, as amended (the "Stock Plan") and the form of Non-Qualified Stock Option Certificate and Agreement attached hereto as Exhibit A (the "Option Agreement"). Such options (the "Option") will cover 125,000 (One Hundred Twenty Five Thousand) shares of Common Stock at an exercise price per share equal to the last reported sale price of a share of Common Stock as reported by the Nasdaq Stock Market on the Effective Date or, if the Nasdaq Stock Market is not open on the Effective Date, on the day next preceding the Effective Date on which the Nasdaq Stock Market is open. The Option shall vest and be exercisable as to 31,250 shares on each of the first four anniversaries of the Effective Date. Except as otherwise provided in
Section 10 hereof, once such options become exercisable, they shall remain exercisable until 5:00 PM Eastern Time on the tenth (10th) anniversary of the Effective Date. Except as otherwise provided in this Agreement, the Option Agreement, a copy of which the Executive has received and reviewed, shall govern the terms of the options granted hereunder. In addition, at the discretion of the Board of Directors (or its applicable committee), the Executive shall be entitled to receive further grants of stock options, subject to the terms of the Option Plan.

         (f) Restricted Stock. Upon execution of this Agreement, the Executive shall be granted 25,000 (Twenty Five Thousand) shares of restricted stock, subject to the terms of the Restricted Stock Award Agreement attached hereto as Exhibit B and the 2001 Incentive Stock Plan. The restricted stock shall vest 7,500 shares on each of the third and fourth anniversaries of the Effective Date and 10,000 shares on the fifth anniversary of the Effective Date. The Executive acknowledges that he has received and reviewed a copy of the 2001 Incentive Stock Plan. At the discretion of the Board of Directors (or its applicable committee), the Executive shall be entitled to receive additional grants of restricted stock, subject to the terms of the 2001 Incentive Stock Plan or such other equity compensation plans that may be adopted by the Company from time to time. Nothing contained herein shall be deemed to guarantee the Executive any additional grants of options, restricted stock, other equity awards or securities of the Company.

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         (g) Vacation. The Executive shall be entitled to vacations in accordance with the policy of the Company with respect to its senior management, in effect from time to time.

         (h) Tax and Financial Planning Services. During each year of the term of this Agreement, Company agrees to reimburse Executive, up to $7,500 per fiscal year, for the costs of all tax return preparation, including any United States, state, or local returns, as well as for professional estate and financial planning services, if any, with Executive choosing the tax and other professionals who will provide such services. The Company will pay Executive's professional fees incurred to negotiate and prepare this Agreement and related agreements, in an amount not to exceed $7,500.

         (i) Certain Legal Expenses. In the event of any legal proceedings, including without limitation arbitration, between the Company and Executive with respect to any dispute hereunder in which Executive prevails over the Company, the Company shall pay Executive's reasonable legal fees and expenses incurred in connection with such proceedings.

         5. Noncompetition and Confidentiality Covenant.

         (a) Noncompetition. The "Noncompete Period" shall be the Term plus the one (1) year period immediately following termination of the Executive's employment with the Company irrespective of the reason for, or circumstances surrounding, such termination. In consideration for the compensation payable to the Executive pursuant to this Agreement, including without limitation the stock options and Restricted Stock granted to the Executive hereunder, during the Noncompete Period, the Executive will not directly, or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, employee, consultant, representative or otherwise, become, or be interested in or associated with any other person, corporation, firm, partnership or entity, engaged to a significant degree in (x) developing, manufacturing, marketing or selling enzymes, protein-based biopharmaceuticals or other pharmaceuticals that are modified using polyethylene glycol ("PEG"), (y) developing, marketing or selling single-chain antigen-binding proteins or (z) any specific technology or specific area of business in which the Company becomes involved to a significant degree during the Term. For purposes of the preceding sentence, to determine whether any entity is engaged in such activities to a "significant degree", comparison will be made to the Company's operations at that time. In other words, an entity will be deemed to be engaged in an activity to a significant degree if the number of employees and/or amount of funds devoted by such entity to such activity would be material to the Company's operations at that time. The Executive is hereby prohibited from ever using any of the Company's proprietary information or trade secrets to conduct any business, except for the Company's business while the Executive is employed by the Company as provided in Section 5(b) hereof. The provisions contained in this Section 5(a) shall survive the termination of the Executive's employment pursuant to Section 9 hereof or otherwise. In the event the Executive breaches any of the covenants set forth in this Section 5(a), the running of the period of restriction set forth herein shall be tolled for the period during which the breach exists and recommence upon the Executive's compliance with the terms of this Section 5(a).

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         (b) Confidentiality.

                  (i) The Executive acknowledges that, by reason of his employment by the Company, he will have access to confidential information of the Company, including, but not limited to, information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, marketing, distribution and sales methods, sales and profit figures, customer and vendor lists and relationships between the Company and dealers, distributors, sales representatives, wholesalers, customers, suppliers and others who have business dealings with them (collectively, "Confidential Information"). The Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that, both during and after the Term, he will not disclose any Confidential Information to any person or entity, nor use the Confidential Information for any purpose, except as his duties as an employee of the Company may require, without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section 5(b) shall not apply to Confidential Information that otherwise becomes generally known to the public through no act of the Employee in breach of this Agreement or any other party in violation of an existing confidentiality agreement with the Company or which is required to be disclosed by a specific order of a court or governmental agency.

                  (ii) All Confidential Information, as well as any other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, research and development plans and products, and other property delivered to or compiled by the Executive for or on behalf of the Company or its vendors or customers that pertain to the business of the Company shall be and remain the property of the Company, and be subject at all times to its discretion and control. Likewise, all Confidential Information, as well as any other formulae, correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company (and all copies thereof) that are collected by the Executive shall be delivered promptly to the Company without request by it upon termination of the Executive's employment.

         (c) Nonsolicitation of Employees. During the Noncompete Period, the Executive shall not, directly or indirectly, personally or through others, encourage to leave employment with the Company, solicit for employment, or advise or recommend to any other person, firm, business, or entity that they employ or solicit for employment, any employee of the Company or of any parent, subsidiary, or affiliate of the Company.

         6. Ventures. If, during the term of his employment, the Executive is engaged in or associated with the planning or implementing of any project, program, venture or relationship involving the Company and a third party or parties, all rights in such project, program, venture or relationship shall belong to the Company. Except as approved by the Board, the Executive shall not be entitled to any interest in such project, program, venture or relationship or to any commission, finder's fee or other compensation in connection therewith other than the compensation to be paid to the Executive as provided in this Agreement.

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         7. Acknowledgment. The Executive agrees that the covenants and agreements contained in Section 5 hereof are material to this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the Company's interests, properties and business; that irreparable loss and damage will be suffered by the Company should the Executive breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability or breach of any such covenants or agreement shall not affect the validity or enforceability of any other such covenant or agreement or any other provision of this Agreement; and that, in addition to other remedies available to it, the Company shall be entitled to both temporary and permanent injunctions and any other rights or remedies it may have, at law or in equity, to end or prevent a breach or contemplated breach by the Executive of any such covenants or agreements.

         (a) Geographic Extent of the Executive's Obligations Concerning Section
5. The restrictions contained in Section 5 are limited to the United States. Given the nature of the Company's business, the restrictions contained in
Section 5 cannot be limited to any particular geographic region within the United States. Therefore, the obligations of the Executive under Section 5 shall apply to any geographic area in which the Company (i) has engaged in business during the period of the Executive's employment with the Company or (ii) has otherwise established during the period of the Executive's employment with the Company its goodwill, business reputation or any customer or vendor relations.

         (b) Limitation of Covenant. Ownership by the Executive, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock or equity of any corporation or other entity that is publicly traded shall not constitute a breach of Section 5.

         (c) Blue Pencil Doctrine. The restrictions contained in Section 5 are limited to the United States. If the duration or geographical extent of, or business activities covered by, Section 5 are in excess of what is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, geographical extent or activities that are valid and enforceable. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

         (d) Disclosure. The Executive shall disclose to any prospective employer, prior to accepting or continuing employment, the existence of Section 5 of this Agreement and shall provide such prospective employer with a copy of
Section 5 of this Agreement. The obligation imposed by this subsection 7(d) shall terminate one year after the termination of the Executive's employment with the Company.

         8. Intellectual Property and Related Matters.

         (a) Disclosure and Assignment. The Executive will promptly disclose in writing to the Company complete information concerning each and every product, invention, discovery, practice, process or method, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by the Executive, either solely or in collaboration with others, during the Term, or within six months thereafter, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company ("Developments"). The Executive hereby acknowledges that any and all of the Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of the Executive's right, title and interest in and to any and all of the Developments. At the request of the Company, the Executive will confer with the Company and its representatives for the purpose of disclosing all Developments to the Company, as the Company shall reasonably request during the period ending three (3) years after the end of the Term.

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         (b) Limitation on Section 8(a). The provisions of Section 8(a) shall not apply to any Development meeting the following conditions:

                  (i) such Development was developed entirely on the Executive's own time;

                  (ii) such Development was made without the use of any Company equipment, supplies, facility or trade secret or customer information;

                  (iii) such Development does not relate (A) directly to the business of the Company or (B) to the Company's actual or demonstrably anticipated research or product or customer development; and

                  (iv) such Development does not result from any work performed by the Executive for the Company.

         (c) Assistance of the Executive. Upon request and without further compensation therefor, but at no expense to the Executive, the Executive will do all lawful acts, including but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, may be necessary or desirable in enforcing the Company's intellectual property and trade secret rights, and for perfecting, affirming and recording the Company's complete ownership and title thereto.

         (d) Records. The Executive will keep complete, accurate and authentic accounts, notes, data and records of the Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and, upon the earlier of the Company's request or the conclusion of his employment, the Executive will promptly surrender same to the Company.

         (e) Copyrightable Material. All right, title and interest in all copyrightable material that the Executive shall conceive or originate, either individually or jointly with others, and which arise out of the performance of his duties under this Agreement or otherwise as an employee of the Company, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to the Executive, the Executive shall execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by the Executive for the Company in performing his responsibilities under this Agreement shall be considered "works made for hire," as defined in the U.S. Copyright Act.

         (f) Know-How and Trade Secrets. All know-how and trade secret information conceived or originated by the Executive that arises out of the performance of his obligations or responsibilities under this Agreement or any related material or information shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

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         9. Termination of Employment.

         (a) Grounds for Termination. The Executive's employment pursuant to this Agreement shall terminate prior to the expiration of the Term in the event that at any time:

                  (i) the Executive dies,

                  (ii) the Executive becomes disabled (as defined below), so that he cannot perform the essential functions of his position with or without reasonable accommodation,

                  (iii) The Board elects to terminate the Executive's employment for "Cause" and notifies the Executive in writing of such election,

                  (iv) The Board elects to terminate the Executive's employment without "Cause" and notifies the Executive in writing of such election, or

                  (v) The Executive elects to terminate his employment, without Good Reason and without liability, and notifies the Board in writing of such election.

         If the Executive's employment is terminated pursuant to clause (i),
(ii) or (iii) of this Section 9(a), such termination shall be effective immediately. If the Executive's employment is terminated pursuant to subsection
(iv) of this Section 9(a), such termination shall be effective 30 days after receipt of the notice of termination, and if pursuant to subsection (v) of this
Section 9(a), such termination shall be effective 15 days after receipt of such notice.

         (b) "Cause" Defined. "Cause" shall mean (i) the willful engaging by the Executive in illegal conduct or gross misconduct that is demonstrably and materially injurious to the Company, (ii) the Executive's willful refusal to perform his duties hereunder (other than any such failure resulting from illness or incapacity) which refusal is demonstrably and materially injurious to the Company, but only after the Executive has first received written notice of such alleged refusal, and such refusal shall have continued for fifteen (15) days after such notice without cure by the Executive, or (iii) the Executive's material breach of his obligations under this Agreement which breach is demonstrably and materially injurious to the Company, but only after the Executive has first received written notice of such alleged breach and has failed to cure such breach within fifteen (15) days after such notice; provided, however, that if the breach is not one that can be reasonably cured, then the foregoing requirement in this Clause (iii) for notice and opportunity to cure shall not apply. For purposes of this Section 9(b), no act or failure to act on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (not including the Executive, if he is then on the Board) at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive engaged in conduct set forth above and specifying the particulars thereof in reasonable detail.

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         (c) Termination by the Executive for Good Reason. The Executive's
employment pursuant to this Agreement may be terminated by the Executive prior to the expiration of the Term in the event the Executive has "Good Reason" to terminate his employment, which shall mean the following:

                  (i) Any material adverse change in the Executive's status or position, including, without limitation, any material diminution in the Executive's position, duties, responsibilities or authority or the assignment to the Executive of any duties or responsibilities that are inconsistent with the Executive's status or position as of the Effective Date; or

                  (ii) A reduction in the Executive's annual Base Salary as the same may be increased from time to time or failure to pay same; or

                  (iii) A reduction in the Target Bonus which could be paid to the Executive under the Bonus Plan below 50% of the Executive's Base Salary or a failure to pay when due any bonus earned for a completed performance period in accordance with the applicable bonus plan ("Earned Bonus"), provided however, that the Company's failure to actually award any bonus to the Executive, or the Company's actually awarding a bonus to the Executive which is less than the Target Bonus in each case in accordance with the applicable bonus plan, shall not constitute Good Reason; or

                  (iv) The breach by the Company of any of its material obligations under this Agreement;

                  (v) The relocation of the Company's principal executive offices to a location that increases the Executive's commuting distance by more than thirty-five (35) miles or the Company requiring the Executive to be based anywhere other than the Company's principal executive offices, except for required travel substantially consistent with the Executive's business obligations;

                  (vi) The Company provides the Executive a notice of non-renewal of the Term under Section 2(b) hereof; or

                  (vii) Jeffrey Buchalter ceases to be the Chief Executive Officer of the Company for any reason.


         Prior to the Executive being permitted to terminate his employment for Good Reason, the Company shall have sixty (60) days to cure any such alleged breach, assignment, reduction or requirement, after the Executive provides the Company written notice of the actions or omissions constituting such breach, assignment, reduction or requirement.

         (d) "Change of Control" Defined. Change of Control means the following:

                  (i) "Board Change" which, for purposes of this Agreement, shall have occurred if, over any twenty-four month period, a majority of the seats (other than vacant seats) on the Company's Board were to be occupied by individuals who were neither (A) nominated by at least one-half (1/2) of the directors then in office (but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (as defined herein) other than the Board) nor (B) appointed by directors so nominated, or

                  (ii) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the then outstanding voting securities of the Company (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition by the Company, or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any public offering or private placement by the Company of its voting securities; or

                  (iii) a consolidation of the Company with another entity or a merger of the Company with another entity in which neither the Company nor a corporation that, prior to the merger or consolidation, was a subsidiary of the Company, shall be the surviving entity; or

                  (iv) a merger or consolidation of the Company following which either the Company or a corporation that, prior to the merger or consolidation, was a subsidiary of the Company, shall be the surviving entity, but a majority of the Outstanding Company Voting Securities is then owned by a Person or Persons who were not "beneficial owners" of a majority of the Outstanding Company Voting Securities immediately prior to such merger or consolidation; or

                  (v) a voluntary or involuntary liquidation of the Company; or

                  (vi) a sale or disposition by the Company of at least 80% of its assets in a single transaction or a series of transactions (other than a sale or disposition of assets to a subsidiary of the Company in a transaction not involving a Change of Control or a change in control of such subsidiary).

         Transactions in which the Executive is part of the acquiring group do not constitute a Change of Control.

         (e) "Disabled" Defined. As used in this Agreement, the term "disabled" means any mental or physical condition that renders the Executive unable to perform the essential functions of his position, with or without reasonable accommodation, for a period in excess of 180 days.

         (f) Surrender of Records and Property. Upon termination of his employment with the Company, the Executive shall deliver promptly to the Company all records, manuals, books, lists, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

         10. Effect of Termination.

         (a) Termination Without Cause or for Good Reason or Upon the Company's Notice of Non-Renewal.

         In the event the Company terminates the Executive's employment as the Company's Executive Vice President of Strategic Planning and Corporate Communications without Cause pursuant to Section 9(a)(iv) hereof, the Executive terminates his employment for Good Reason pursuant to Section 9(c) hereof, or the Company fails to renew the Term upon the expiration thereof under Section 2(a) or the Company provides a notice of non-renewal under Section 2 hereof, then

                  (i) the Executive shall receive lump sum cash payment within ten (10) days after the date of termination of employment in an amount equal to one (1) year of his annual Base Salary at the time of such termination;

                  (ii) the Executive shall receive a lump sum cash payment within ten (10) days after the date of termination of employment in an amount equal to the Target Bonus (based on the Base Salary at the time of such termination) which would have been payable for the fiscal year which commences immediately following the date of termination;

                  (iii) if the Executive, and any spouse and/or dependents ("Family Members") has medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, the Company will reimburse the Executive for the total applicable premium cost for medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Sections 1161-1168; 26 U.S.C. Section 4980B(f), as amended, and all applicable regulations (referred to collectively as "COBRA") for the Executive and his Family Members for a period of up to eighteen (18) months commencing on the date of such termination; provided, that the Company shall have no obligation to reimburse the Executive for the premium cost of COBRA coverage as of the date the Executive and his Family Members become eligible to obtain comparable benefits from a subsequent employer;

                  (iv) the Executive shall receive a lump sum cash payment within ten (10) days after the date of termination of employment in an amount equal to ("Accrued Obligations"): (1) any unpaid Base Salary through the date of termination, (2) any unpaid Earned Bonus for a performance period ending prior to the date of termination, (3) accrued and unpaid vacation and (4) incurred and unreimbursed business expenses;

                  (v) the Executive shall receive a lump sum cash payment within ten (10) days after the date of termination of employment in an amount equal to a pro rata amount of the Target Bonus (based on the Base Salary at the time of such termination) for the fiscal year during which termination occurs;

                  (vi) all options granted to the Executive pursuant to Section 4(e) hereof that have not vested at the time of such termination shall vest immediately upon termination;

                  (vii) all options granted to the Executive pursuant to Section 4(e) hereof that have vested or become vested at the time or as a result of such termination will remain exercisable until their expiration dates;

                  (viii) all shares of restricted stock granted to the Executive pursuant to Section 4(f) hereof that have not vested at the time of such termination shall vest immediately upon such termination; and

                  (ix) the Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to or as a result of the Executive's termination.

         (b) Termination For Cause. In the event the Company terminates the Executive's employment as the Company's Executive Vice President of Strategic Planning and Corporate Communications for Cause pursuant to Section 9(a)(iii) hereof, (i) the Executive shall be entitled to receive payment of his Accrued Obligations, (ii) the Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to the Executive's termination, (iii) all options to acquire shares in the Company held by the Executive which have vested prior to the date of the Executive's termination of employment shall remain exercisable after such termination in accordance with the terms of the relevant plans and granting instruments, (iv) all options granted to the Executive that have not vested prior to the date of the Executive's termination of employment will terminate as of the date of such termination and will be of no further force and effect; and (v) all shares of restricted stock awarded to the Executive that have not vested prior to the date of the Executive's termination of employment shall be forfeited.

         (c) Death. In the event the Executive's employment with the Company is terminated as a result of the Executive's death, (i) the Executive's estate or the Executive's duly designated beneficiaries shall be entitled to payment of his Accrued Obligations; (ii) the Executive's estate or the Executive's duly designated beneficiaries shall be entitled to a pro rata amount of the Target Bonus (based on the Base Salary at the time of death) for the fiscal year in which he dies; (iii) all options to acquire shares in the Company held by the Executive which have not vested at the time of the Executive's death will continue to vest in accordance with their terms and shall remain exercisable (together with any options which had previously vested), until the earlier of
(A) one year from the date of death and (B) the end of the remaining exercise term of such options; (iv) all shares of restricted stock awarded to the Executive shall fully vest; and (v) the Executive's estate or the Executive's duly designated beneficiaries shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to the Executive's death. If the Executive's Family Members have medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, the Company will reimburse such Family Members for the total applicable premium cost for medical and dental coverage under COBRA for such Family Members for a period of up to twenty-four (24) months commencing on the date of such termination; provided the Company shall have no obligation to reimburse such Family Members for the premium cost of COBRA coverage as of the date they become eligible to obtain comparable benefits from another employer.

         (d) Disability. Upon termination of the Executive's employment as the Company's Executive Vice President of Strategic Planning and Corporate Communications on account of the Executive's disability pursuant to Section 9(a)(ii) hereof, (i) the Executive shall be entitled to payment of his Base Salary through the commencement of long term disability payments to the Executive under any plan provided or paid for by the Company and other Accrued Obligations, (ii) the Executive shall be entitled to a pro rata amount of the Target Bonus (based on the Base Salary at the time of such termination) for the fiscal year in which his employment is terminated, (iii) the Executive shall be entitled to all compensation and benefits to which the Executive is entitled pursuant to the Company's disability policies in effect as of the date of the Executive's termination, (iv) all options to acquire shares of the Company held by the Executive which have not vested at the date of termination of employment will continue to vest in accordance with their terms, and shall remain exercisable (together with any options which had previously vested), until the earlier of (A) one year from the date of such termination of the Executive's employment and (B) the end of the remaining exercise term of such options, (v) all shares of restricted stock awarded to the Executive shall fully vest; and
(vi) the Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to the Executive's termination. If the Executive and his Family Members have medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, the Company will reimburse the Executive for the total applicable premium cost for medical and dental coverage under COBRA for the Executive and his Family Members for a period of up to eighteen (18) months commencing on the date of such termination; provided the Company shall have no obligation to reimburse the Executive and his Family Members for the premium cost of COBRA coverage as of the date they become eligible to obtain comparable benefits from another employer.

         (e) Voluntary Resignation Without Good Reason or upon the Executive's Notice of Non-Renewal. In the event the Executive voluntarily terminates his employment with the Company without Good Reason, or the Executive's employment terminates following the Executive having provided the Company with a notice of non-renewal of the Term under Section 2 hereof, (i) the Executive shall be entitled to receive payment of his Accrued Obligations, (ii) the Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to the Executive's termination, (iii) all options to acquire shares of the Company held by the Executive which have vested prior to the date of such termination shall remain exercisable after such termination in accordance with the terms of the relevant plans and granting instruments, (iv) all options to acquire shares of the Company held by the Executive which have not vested prior to the date of such termination will terminate as of the date of such termination and will be of no further force and effect, and (v) all shares of restricted stock awarded to the Executive that have not vested prior to the date of the Executive's termination of employment shall be forfeited.

         (f) Termination Without Cause or For Good Reason In Connection With A Change in Control. In the event the Company terminates Executive's employment as the Company's Executive Vice President of Strategic Planning and Corporate Communications without Cause pursuant to Section 9(a)(iv) hereof or Executive terminates such employment for Good Reason pursuant to Section 9(c) hereof within the period which commences ninety (90) days before and ends one (1) year following a Change in Control, in lieu of the provisions of Section 10(a) or 10(e) above,

                  (i) Executive shall receive a lump sum cash payment within ten
         (10) days after the date of termination of employment in an amount equal to his Accrued Obligations plus an amount equal to the pro rated portion of the Target Bonus (based on the Base Salary at the time of such termination) which would have been payable to Executive for the fiscal year during which such termination occurs;

                  (ii) Executive shall receive a lump sum cash payment within ten (10) days after the date of termination in an amount equal to two
         (2) times the sum of the following: (1) his Base Salary at the time of such termination and (2) the Target Bonus (based on the Base Salary at the time of such termination) for the fiscal year in which such termination occurs;

                  (iii) if Executive and his Family Members have medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, the Company will reimburse Executive for the total applicable premium cost for medical and dental coverage under COBRA for Executive and his Family Members for a period of up to eighteen (18) months commencing on the date of such termination and will continue to pay Executive an amount equal to such COBRA reimbursement during the six (6) month period following such initial eighteen (18) month period after such termination; provided, that the Company shall have no obligation to reimburse Executive for the premium cost of COBRA coverage as of the date Executive and his Family Members become eligible to obtain comparable benefits from a subsequent employer;

                  (iv) Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's termination.

         (g) Except as otherwise specifically provided under Section 10, all payments made to the Executive under any of the subsections of this Section 10 that are based upon the Executive's salary or bonus shall be made at times and in a manner that is in accordance with the Company's standard payroll practices for senior management.

         (h) Notwithstanding anything else herein to the contrary, the Executive shall not be entitled to realize or receive any termination related benefits provided for in this Section 10, including, without limitation, all post-termination payments and the acceleration of option or restricted stock or restricted stock unit vesting schedules unless the Executive shall have executed and delivered to the Company a full release (reasonably satisfactory to the Company's counsel) of all claims against the Company and its affiliates, successors and assigns.

         (i) Nothing in this Agreement or in any other plan, award or agreement of the Company applicable to the Executive shall result in the reduction or limitation of (i) any payments under Section 10(f) and/or (ii) the accelerated vesting of options to acquire common stock and/or (iii) shares of restricted stock and/or restricted stock units under Section 11 or (iv) any other payments or benefits (the "Total Payments") that may be deemed to be contingent upon a change in ownership or control pursuant to Section 280G of the Internal Revenue Code ("Code"), regardless of whether the Total Payments would be subject to the excise tax imposed by Section 4999 of the Code. If the Executive does become liable for any excise tax under Section 4999 of the Code, such liability shall not entitle the Executive to any additional payments from the Company to reimburse the Executive for such tax liability. The Company shall be entitled to withhold from payments due to the Executive an amount equal to the actual amount of any excise tax under Section 4999 of the Code to which the Executive is subject, as determined by the Company's independent auditors.

         (j) If and when during the Term, the Company shall adopt (or amend) a severance plan generally applicable to its executive officers (other than the Chief Executive Officer), which provides for payments and benefits upon certain events of termination of employment in connection with a change in control of the Company at levels that are greater than those provided herein under Section 10(f) or 10(i) (or provide in connection with a change in control of the Company, for lump sum or otherwise more accelerated payments than those provided for under Section 10(f)), then promptly following adoption (or amendment) of such a plan, the Company and Executive agree to negotiate in good faith an amendment to the provisions of Sections 10(f) or 10(i) to provide Executive with comparable payments and benefits upon certain events of termination or otherwise in connection with a change of control of the Company to those provided to other senior executive officers covered by such plan with the same line of reporting to the Chief Executive Officer as Executive. Notwithstanding the foregoing, it is understood that the Company may enter into individual contractual arrangements with other executives for benefits, and nothing herein shall require the Company to provide the same benefits or level of benefits to the Executive.

         11. Effect of Change of Control. In the event of a Change of Control, in addition to any other consequences provided for in this Agreement:

         (a) all shares of restricted stock and restricted stock units awarded to the Executive shall fully vest immediately prior to the Change of Control; and

         (b) all options to acquire shares of common stock of the Company held by the Executive shall become fully vested immediately prior to the effective date of the Change of Control.

         The Executive shall have a reasonable opportunity to exercise all or any portion of such options prior to the effective date of the Change of Control, and any options not exercised prior to the effective date of the Change of Control shall terminate as of the effective date of the Change of Control and will be of no further force or effect. To the extent that this Section 11 is inconsistent with the provisions of the relevant plan and granting instruments under which such options were issued, the Company and the Executive agree that such inconsistent provisions are hereby superceded and the provisions of this
Section 11 shall govern.

         12. Miscellaneous.

         (a) Entire Agreement. This Agreement (including the exhibits, schedules and other documents referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

         (b) Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

         (c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.

         (d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by subsection (e), successors and assigns. The Company will require its successors to expressly assume its obligations under this Agreement.

         (e) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by either party without the prior written consent of the other party to this Agreement, except that the Company may, without the consent of the Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such assignment by the Company, and provided that such assignment arises by operation of law or involves an express written assumption by the assignee, the Company shall be immediately released and discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement.

         (f) Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by the Executive shall constitute a waiver of any other right or breach by the Executive.

         (g) Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

Address for the Executive:

                           Mr. Craig Tooman
                           c/o: Enzon Pharmaceuticals, Inc.
                                Attn:  Senior Vice President of Human Resources
                           685 U.S. Highway 202/206
                           Bridgewater, NJ  08807

Address for the Company:

                           Enzon Pharmaceuticals, Inc.
                           685 Route 202/206
                           Bridgewater, New Jersey 08807
                           Attn:  Vice President & General Counsel

Any party may change the address set forth above by notice to each other party given as provided herein.

         (h) Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         (i) Governing Law. ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW JERSEY, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

         (j) Resolution of Certain Claims - Injunctive Relief. The Executive acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by him of the provisions of this Agreement. Accordingly, the Executive agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of Sections 5 through 8 or 9(f) by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefor, and without the necessity of proving actual damages, and the Company shall be entitled to recover from the Executive its reasonable attorneys' fees and costs in enforcing the provisions of Sections 5 through 8 or 9(f).

         (k) Third-Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

         (l) Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         (m) Survival. The provisions of Section 4(c), 4(i) and Section 10 shall survive the termination of the Executive's employment and the termination of the Agreement.

         (m) Counterparts. This agreement may be executed in separate counterparts, all of which taken together shall constitute one and the same agreement.

                          Signatures on following page

         IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed by a duly authorized representative, this Employment Agreement as of the Effective Date.


ENZON PHARMACEUTICALS, INC.




By: /s/ Jeffrey H. Buchalter
   ------------------------------
     Name:
     Title:



THE EXECUTIVE


   /s/ Craig A. Tooman
   ------------------------------

     CRAIG A. TOOMAN